Exhibit 99-b

BLS Investor News

BellSouth Reports Third Quarter Earnings

o  5.7 million long distance customers
o  1.9 million DSL customers
o  25.7 million Cingular Wireless customers

ATLANTA - BellSouth Corporation (NYSE: BLS) announced third quarter 2004 earnings per share (EPS) from continuing operations of 46 cents compared to 48 cents in the third quarter of 2003. Normalized EPS was 49 cents in the third quarter of 2004 compared to 50 cents in the same quarter a year ago. Normalizing items included hurricane-related expenses in the wireline business, wireless merger integration planning costs and a fair value adjustment for the pending sales of Cingular Interactive assets. See below for further details.

For the quarter, consolidated revenue from continuing operations totaled $5.1 billion. Income from continuing operations was $852 million compared to $894 million in the same quarter a year ago.

In accordance with Generally Accepted Accounting Principles (GAAP), BellSouth's reported consolidated revenues and consolidated operating expenses from continuing operations do not include the Company's 40 percent share of Cingular Wireless. Normalized results from continuing operations are adjusted for BellSouth's 40 percent proportionate share of Cingular's revenues and expenses and other normalizing items described below. Normalized revenue was $6.7 billion, reflecting some improvement compared to the third quarter of 2003. Normalized net income was $893 million compared to $926 million in the same quarter a year ago. Operating free cash flow from continuing operations (defined as net cash provided by operating activities less capital expenditures) totaled $923 million for the third quarter of 2004. Capital expenditures for continuing operations in the third quarter of 2004 were $768 million compared to $713 million in the same period in 2003.

Communications Group

Communications Group revenue was $4.6 billion. Operating margin for the third quarter of 2004 was 26.3 percent, level with the 2003 full year operating margin and 40 basis points higher than the 25.9 percent operating margin in the second quarter of 2004.

For the quarter ending Sept. 30, total access lines of 21.6 million declined 3.9 percent compared to a year earlier. UNE-P access lines resold by BellSouth competitors decreased by 54,000 in the third quarter compared to an increase of 188,000 in the same quarter a year ago.

BellSouth added 532,000 mass-market long distance customers during the third quarter of 2004 and now serves approximately 5.7 million mass-market long distance customers. These customers represent a 44 percent penetration of BellSouth's mass-market base and spend an average of approximately $17 per month on long distance with BellSouth.

For the third quarter, network data revenue was $1.1 billion, an increase of 3.7 percent compared to the same quarter of 2003, driven by DSL. BellSouth added 134,000 net DSL customers during the third quarter of 2004, for a total of approximately 1.9 million at quarter-end. In

September, BellSouth launched additional incentives and introduced new pricing for FastAccess(R) DSL designed to increase long-term market penetration.

With the third-quarter launch of our DIRECTV(R) offer, the Company provides a competitively priced triple-play package of voice, data and entertainment services. Through Sept. 30, more than 90,000 customers have added DIRECTV(R) to their communications services packages.

In the third quarter, the hurricanes that hit BellSouth's markets affected more than 1.2 million residential and business customers. As a result, the Company incurred approximately $38 million of incremental labor and material costs during the third quarter. The Company expects to recognize incremental costs in the $90 million range during the fourth quarter. Impacts to capital are not expected to affect our guidance. BellSouth's emergency preparations and network capabilities ensured high levels of service retention and restoration despite the storm-related damages. To date, fewer than 20,000 lines remain affected, and BellSouth continues to work around the clock restoring service to these customers in the hardest-hit areas.

Domestic Wireless/Cingular

For the third quarter, Cingular Wireless added 657,000 net cellular/PCS customers, bringing its nationwide customer base to 25.7 million. More than 80 percent of net additions were postpaid. Churn remained flat year-over-year at
2.8 percent. BellSouth's share of Cingular's revenue was $1.7 billion in the third quarter of 2004, a gain of 4.8 percent compared to the same quarter a year ago. Revenue growth was driven by a 4.3 percent increase in service revenue, which included a 116 percent increase in cellular/PCS data revenue.

The third quarter operating margin of 12.5 percent was impacted by lower service ARPU, costs associated with record gross customer additions and higher systems costs from increased minutes of use.

During the third quarter, Cingular continued to make advances in deploying next-generation network technologies that will give customers access to high-speed wireless data services. The company has enabled substantially all of its markets with EDGE (Enhanced Data for GSM Evolution) high-speed data technology. Cingular is currently testing integrated voice and data wireless services in a 3G UMTS (Universal Mobile Telecommunications System) trial.

Cingular's purchase of AT&T Wireless will create the nation's largest wireless provider with more than 47 million subscribers. Cingular's plans for integration will position the company as a leader in the wireless industry providing a high-quality network, excellent customer care and innovative wireless services. Cingular's management team has experience integrating wireless companies, and as the two companies' operations are brought together, the number one focus will be giving customers great service and a seamless transition.

The Cingular/AT&T Wireless transaction will be funded primarily by equity contributions from Cingular's parent owners. BellSouth's portion of the funding is approximately $14.5 billion which will be funded with cash on hand, proceeds from asset sales and incremental debt. Net incremental financing for this transaction is expected to be approximately $6 billion.

Advertising & Publishing

Advertising & Publishing revenue was $498 million in the third quarter of 2004, a decrease of 1.4 percent compared to the same quarter a year ago. Operating margin for the third quarter of 2004 was 46.0 percent compared to 47.1 percent in the third quarter of 2003. Segment net income was $141 million compared to $147 million in the third quarter of 2003.

Discontinued Operations: Latin America Group

In March 2004, BellSouth signed a definitive agreement with Telefonica Moviles, the wireless affiliate of Telefonica, S.A., to sell BellSouth's interests in its 10 Latin American operations. On Oct. 14, 2004, the company closed the sale of wireless operations in Ecuador, Guatemala and Panama. Pending required governmental approvals, the remaining seven properties are expected to close by the end of 2004.

Following GAAP, the Company's financial statements, as of Sept. 30, 2004, reflect results for the Latin American segment in the line item titled Discontinued Operations. For the third quarter, BellSouth reported a loss from discontinued operations of 3 cents per share compared to income of 2 cents per share in the third quarter of 2003. Results for the third quarter of 2004 include an after-tax charge of approximately $190 million, or 10 cents per share, related to an agreement in principle with the other major shareholder of Telcel, our Venezuelan operation, where we would purchase its 21.8 percent interest in Telcel and settle all outstanding claims for an aggregate payment of $617 million. In accordance with our agreement with Telefonica Moviles, we will sell this interest for approximately $300 million.

The BellSouth consolidated Latin American operations added 583,000 customers in the third quarter of 2004, for a total of 12.1 million customers served at quarter-end. Consolidated Latin American operations produced $724 million in revenue for the third quarter of 2004.

Normalizing Items

In the third quarter of 2004, the difference between reported (GAAP) EPS from continuing operations and normalized EPS is shown in the following table:

                                                              3Q04     3Q03

GAAP Diluted EPS - Income from continuing operations          $0.46    $0.48

Hurricane-related expenses                                    $0.01

Wireless merger integration planning costs
  and fair value adjustment                                   $0.01

Asset impairment                                                       $0.02

Normalized Diluted EPS (1)                                    $0.49    $0.50


(1) Normalized Diluted EPS for 3Q04 does not sum due to rounding


Hurricane-related expenses - Represents the incremental labor and material costs incurred during the third quarter related to service restoration and network repairs in the wireline business due to Hurricanes Charley, Frances, Ivan and Jeanne.

Wireless merger integration planning costs and fair value adjustment - Represents BellSouth's 40 percent share of tax-effected wireless merger integration planning costs of $43 million incurred during the third quarter in preparation for the Cingular/AWE merger. Also includes a $31 million fair value adjustment for the announced sale of Cingular Interactive.

Asset impairment - The third quarter 2003 charge for asset impairment represents the write-off of capitalized software related to an abandoned systems project.

Communications Group

Total Communications Group revenues decreased 0.9 percent for the third quarter of 2004 compared to the third quarter of 2003, with voice revenues down 2.6 percent, data revenues up 3.7 percent and other revenue increasing 0.3 percent. Revenue growth from increased penetration of InterLATA long distance and DSL high-speed Internet access nearly offset revenue loss from a 7.2 percent year-over-year decline in total retail access lines. Communications Group revenues grew 0.5 percent sequentially.

Consumer revenue declined 1.0 percent over the third quarter of 2003, but increased 0.8 percent sequentially. The loss of 7.9 percent of retail residential access lines resulted in a decrease in consumer revenue compared to the previous year. The majority of the year-over-year decline in access lines represented a shift to wholesale services. Second-line disconnects of more than 280,000 lines also represented 25 percent of the decline. In the first nine months of 2004, consumer mitigated some of the access line losses by reacquiring more than 65 percent of lines lost to UNE competitors during the year.

[Graphic inserted here
Consumer ARPU
Monthly Average
3Q03 - $53.35
4Q03 - $53.20
1Q04 - $53.68
2Q04 - $55.47
3Q04 - $56.80]

Small Business revenue grew 3.6 percent, driven by a strong customer reacquisition program and increased penetration of long distance and DSL. The Small Business unit has successfully reacquired more than 2 of every 3 lines lost to competitors during the year. In the third quarter, Small Business gained more than 3,000 lines, a marked improvement from 2003, when access line declines per quarter averaged 12,000.

BellSouth's Large Business revenue declined 4.0 percent in the quarter. Access line loss and pricing pressure were partially offset by growth in complex long distance revenues.

Wholesale revenue decreased 0.9 percent compared to the same period in 2003. A decrease in switched access revenue offset revenue growth from UNE lines and wireless company transport services.

Regulatory

In August, the Federal Communications Commission (FCC) responded to a March court decision by issuing interim rules intended to govern the sharing of incumbent telephone company network facilities to competitors. The interim rules will be in effect until March 13, 2005 or the issuance of permanent rules, whichever is earlier. The court decision was the third since passage of the 1996 telecom law that struck down the FCC's network sharing orders. In October, the U.S. Supreme Court refused the request of some state regulatory agencies and Competitive Local Exchange Carriers (CLECs) to review the court decision. BellSouth continues to serve its wholesale customers and has signed a number of commercial agreements since March.

In October, the FCC granted BellSouth's request for regulatory relief on fiber-to-the-curb (FTTC). The order states that when an incumbent telephone company (ILEC) deploys fiber to nodes that are within 500 feet of the mass-market customer, the ILEC does not have to unbundle loops for new deployments, and must unbundle only the narrowband voice channel in a rehab situation.

For years, BellSouth has invested in pushing fiber deeper into its network. FTTC is cost-effective and less dependent than fiber-to-the-home (FTTH) on commercial power to deliver services in the event of a power outage. The FCC's decision to treat FTTH and FTTC architectures equally promotes broadband investment and allows BellSouth to focus on meeting its customers' needs for bandwidth and broadband-related services.

The ruling gives BellSouth flexibility to redirect investments to FTTC technology and provide the next generation of speeds and services to more customers in a shorter timeframe. BellSouth will equip 100,000 to 150,000 newly constructed homes with FTTC in 2004. As a result of this ruling, BellSouth could increase, by as much as 40 percent, the number of newly constructed homes equipped with FTTC in 2005.

Packages

BellSouth Answers(R) packages save customers time and money by allowing them to order a comprehensive portfolio of communications and entertainment services from one provider. With these signature packages, customers can combine local calling plans with long distance, Internet, Cingular wireless services and now, digital satellite television service from DIRECTV(R). In August, BellSouth began offering DIRECTV(R) digital satellite television service, through all sales channels, as part of the BellSouth Answers(R) portfolio. The Company introduced the service on a limited basis earlier this year through its web channel, and then broadly rolled out the DIRECTV(R) bundle in late summer. By the end of the third quarter, BellSouth had added more than 35,000 new DIRECTV(R) customers and approximately 57,000 "opt-ins" (existing DIRECTV(R) customers who opted in to the BellSouth package), for a total of more than 90,000 subscribers to our DIRECTV(R) offers. With the addition of video, the BellSouth Answers(R) package is one of the most comprehensive and competitively priced bundles in the marketplace today.

                         Voice, Data, and Entertainment
                        "Triple Play" Package Comparison
                    (Monthly Price including taxes and fees)

                                                          BellSouth Triple
                                        Lead Cable      Play Price vs. Lead
Metro Area              BellSouth        Provider          Cable Provider

Atlanta, Georgia         $147.94          $167.92             -$19.98

New Orleans,             $141.28          $153.14             -$11.86
Louisiana

Charlotte,               $143.20          $143.88              -$0.68
North Carolina

*BellSouth price based on a package of unlimited local, unlimited long distance, Fast Access DSL Xtreme (3.0 megabits), and DIRECTV Total Choice service. Taxes and fees are also included. Lead cable provider price based on package of unlimited local, unlimited long distance, cable modem service, digital cable service. Taxes and fees are also included.


BellSouth Answers(R) communications packages penetrated 34 percent of retail primary lines at the end of the third quarter of 2004. More than 80 percent of the current 4.0 million BellSouth Answers(R) customers have long distance in their package, and more than 40 percent have either FastAccess(R) DSL or dial-up Internet service. More than 1.7 million BellSouth Answers(R) customers subscribe to the BellSouth(R) Unlimited Answers(R) package, which allows customers to call anywhere in the United States anytime for a flat monthly fee.

BellSouth Answers(R) customers who have two or more affiliate services - such as long distance, Cingular wireless, DSL or dial-up Internet - increased almost 16 percent sequentially and totaled about 30 percent of all BellSouth Answers(R) customers. Customers with multiple services in their bundle spend more with BellSouth and are less likely to churn. BellSouth Answers(R) customers have an ARPU of more than $63.

Long Distance

BellSouth's mass-market long distance growth continued to be strong in the third quarter with the addition of 532,000 customers. At the end of the third quarter, BellSouth had almost 5.7 million mass-market long distance customers - up 10.4 percent sequentially. Total mass-market penetration was 44.1 percent, representing 43.4 percent of primary residential access lines and 51.4 percent of BellSouth's mass-market small business accounts. Revenues for these long distance services totaled more than $280 million for the third quarter.

                           LONG DISTANCE PENETRATION

States     # Quarters     Consumer         Business      Total Mass
           Competing     Penetration     Penetration        Market
                                                         Penetration

GA/LA         10            47.6%           54.5%           48.2%

AL/KY/         8            45.0%           51.8%           45.5%
MS/NC/
SC

FL/TN          7            39.2%           48.9%           40.0%

Total                       43.4%           51.4%           44.1%


Long distance growth was fueled by the flagship BellSouth Unlimited Long Distance plan. More than 1.7 million customers have BellSouth Unlimited, comprising one-third of the consumer long distance base. Continued success of BellSouth's Unlimited plan drove total mass-market long distance ARPU to approximately $17. More than 80 percent of third quarter long distance gross additions chose either an Unlimited plan or a MRC (monthly recurring charge) plan.

During the third quarter, BellSouth rolled out several long distance promotions to meet the needs of its residential and small business markets. In early October, BellSouth announced two fourth quarter long distance promotions designed to continue successful penetration of the mass market. One promotion offers residential customers $25 cash back for signing up for any domestic BellSouth Unlimited long distance calling plan, and the second provides 30 free minutes of domestic long distance each month for one year for ordering a BellSouth Nickel long distance plan.

[Graphic inserted here
Long Distance Customers
(in thousands)
3Q03 - 3,440
4Q03 - 3,960
1Q04 - 4,596
2Q04 - 5,131
3Q04 - 5,663]

Complex long distance booked revenue for the third quarter totaled $57 million, a 157.1 percent increase over the third quarter of 2003. Through September 2004, the complex long distance backlog stands at approximately $613 million. This backlog represents an estimated value of the complex long distance business sold but not yet booked as revenue. BellSouth provides combined voice and data services, including Frame Relay, ATM and Private Line with speeds up to OC-192 to customers in the small and large business segments.

Voice Revenue Details

Voice revenues of $3.1 billion decreased 2.6 percent in the quarter, as revenue declines from access line share loss were partially offset by growth in interLATA long distance. InterLATA long distance voice revenue was $309 million in the quarter, up 68.0 percent from $184 million in the third quarter of 2003.

Total switched access lines declined 3.9 percent year-over-year due primarily to continued demand weakness, competitive share loss and technology substitution. Retail residential lines declined 7.9 percent, driven by UNE-P competition and technology substitution. Retail business lines declined 4.0 percent, reflecting continued demand pressures and migration to data products in large business. While UNE-P lines declined 54,000 sequentially, UNE-P lines increased 661,000 year-over-year, contributing pressure to Communications Group revenue.

Switched access minutes of use, excluding wireless, decreased 2.5 percent year-over-year due to access line loss and technology substitution. Wireless carrier minutes increased 22 percent compared to the third quarter of 2003.

Broadband and Data Services

Network data revenues were $1.15 billion, a 3.7 percent increase compared to the third quarter of 2003. This increase was driven primarily by DSL revenue of $262 million, which grew 24.4 percent over the third quarter of 2003. Complex long distance data revenue growth of more than $18 million also contributed to the increase in data revenues year-over-year. Data revenues represented 17.0 percent of total BellSouth normalized revenues and 24.7 percent of Communications Group revenues in the quarter. DSL drove retail data revenue growth of 9.5 percent over the third quarter of 2003. Revenue from wholesale data transport services sold to other communications providers, including long distance companies and CLECs, declined 2.8 percent compared to the third quarter of 2003.

BellSouth offers three broadband speeds to meet the varying needs of our mass-market customers. The original version - BellSouth(R) FastAccess(R) DSL Ultra - runs at download speeds of up to 1.5 megabits. Since mid-2003, the Company has offered a lower speed version - BellSouth(R) FastAccess(R) DSL Lite
- that runs at download speeds of up to 256 kilobits. In April, the Company began offering BellSouth(R) Fast Access(R) DSL Xtreme, delivering download speeds of up to 3.0 megabits and upload speeds of up to 384 kilobits. BellSouth's broadband offers are among the most competitively priced in its markets. With a qualifying BellSouth Answers(R) package that includes Complete Choice and unlimited long distance, customers can buy FastAccess DSL Xtreme for as low as $44.95, FastAccess DSL Ultra for as low as $32.95 and FastAccess DSL Lite for as low as $24.95.

BellSouth added 134,000 DSL customers in the third quarter of 2004 compared to 111,000 in the third quarter of 2003, a

[Graphic inserted here
DSL Customers
(in thousands)
3Q03 - 1,336
4Q03 - 1,462
1Q04 - 1,618
2Q04 - 1,738
3Q04 - 1,872]

20.7 percent growth rate. BellSouth ended the quarter with almost 1.9 million DSL customers, representing an increase of 40.1 percent over the third quarter of 2003. DSL penetration increased to 12.0 percent of qualified lines and 8.7 percent of total switched access lines. BellSouth's broadband coverage currently reaches 76 percent of its households and about 85 percent of its high-value customers. The Company's targeted, market-driven deployment of DSL reaches nearly 1,500 central offices and more than 16,000 remote terminals.

In late September, BellSouth announced new offers and pricing for BellSouth Fast Access DSL customers. The Company lowered the price of FastAccess DSL Ultra by $7 per month for both new and existing customers. New FastAccess DSL customers receive a $15 discount per month on all BellSouth retail DSL Internet services for the first six months, after which regular monthly pricing applies. Additionally, customers receive a free modem or home networking gateway and free activation after rebate with a 12-month commitment. Customers who order online can also receive $50 cash back after rebate. With the new pricing, BellSouth FastAccess DSL Internet service is available for an introductory price of as little as $9.95 per month with the BellSouth(R) Unlimited long distance plan.

BellSouth is consistently recognized for its state-of-the-art data network. As of September 30, BellSouth had more than 5.0 million miles of fiber, almost 27,000 SONET rings, more than 1,000 broadband switches, 245 Dense Wave Division Multiplexing systems and more than 50 points of presence on its regional IP backbone network. Approximately 85 percent of all BellSouth DSL qualified loops can support up to 3.0 megabits download speed, and 50 percent can support up to
5.0 megabits. BellSouth has deployed fiber-to-the-curb facilities to about 1 million homes, demonstrating the Company's commitment to network evolution.

[Graphic inserted here
Network Fiber Miles
(in thousands)
3Q03 - 4,656
4Q03 - 4,753
1Q04 - 4,819
2Q04 - 4,911
3Q04 - 5,025]

Expenses and Margins

Communications Group operating margin was 26.3 percent, improving 40 basis points sequentially. Cash operating expenses increased 1.5 percent year-over-year, driven by increased costs of providing retail long distance services and increased labor costs. Higher labor costs resulted from contract-driven raises, partially offset by lower force levels. Lower uncollectible costs and, to a lesser degree, the phase-out of the payphone business offset some of the increased expenses. As our long distance business has achieved scale, long distance cash margins are approaching the level of our core services.

[Graphic inserted here
Communications Group
Operating Margins
3Q03 - 26.6%
4Q03 - 25.7%
1Q04 - 25.6%
2Q04 - 25.9%
3Q04 - 26.3%]

Communications Group capital expenditures totaled $724 million in the third quarter. Depreciation and amortization expense declined 5.4 percent year-over-year, primarily driven by declines in capital spending over the past several years.

Focus on Customer Service

Our commitment to customer service is one of the most effective ways that BellSouth has to differentiate itself from the competition. Our customers depend on us, especially when disaster strikes. Over the last two months, BellSouth's customer service met the challenges presented by the most active and destructive Atlantic hurricane season in years.

Hurricanes Charley, Frances, Ivan and Jeanne affected more than 1.2 million residential and business customers in Alabama, Florida, Georgia, Louisiana, Mississippi, North Carolina and Tennessee. BellSouth's emergency preparations - supported by our extensive network capabilities, system redundancy and dedicated employees - allowed more customers to keep service during the storms, and enabled more timely restoration to customers who lost service.

Approximately $38 million of incremental labor and material costs were normalized during the third quarter and the Company expects to recognize additional costs in the $90 million range during the fourth quarter. Impacts to capital of $50 to $70 million are not expected to affect our guidance.

After Hurricane Frances hit Florida on September 5, service was restored to 68 percent of those customers in four days. BellSouth's restoration efforts resulted in similar results for Ivan, when approximately 75 percent of affected lines were restored in four days, and for Jeanne, when more than 85 percent of lines were restored within three days.

BellSouth's Emergency Operations Centers managed all aspects of storm preparation, monitoring damages during the storms and coordinating all response and restoration efforts, including deployment of generators, materials, fuel and emergency response teams. Although restoration efforts continue in the affected areas, BellSouth has returned to a normal load condition in most areas, except for Florida and the Gulf Coast of Alabama. To date, fewer than 20,000 lines remain affected, and BellSouth continues to work around the clock restoring service to these customers in the hardest-hit areas.

Cingular Wireless

(Results discussed in this section represent 100 percent of Cingular)

Cingular's financial statements can be accessed at http://www.bellsouth.com/investor/.

On February 17, 2004 BellSouth, SBC Communications and Cingular announced the acquisition of AT&T Wireless.

The new company is expected to serve more than 47 million customers and to generate more than $33 billion in annual revenues, based on trailing four quarters as of September 30, 2004. Breadth of network coverage will be equally impressive - Cingular will provide service across the United States, including the 100 largest metropolitan statistical areas, and will have the deepest spectrum portfolio in the market. The reach and quality of the new combined company's network, along with the scale of its operations, will benefit both the customers of Cingular and the shareholders of BellSouth.

During the third quarter, Cingular added 2.8 million gross subscribers, the highest number ever attained by the company. Net additions were up 54 percent from the second quarter of this year and totaled 657,000. While churn held constant year-over-year, it was up 10 basis points sequentially. The proportion of customers under contract continues to increase, with more than 75 percent of postpaid subscribers on a term plan with Cingular at the end of the quarter.

[Graphic inserted here
Cingular Wireless Customers
(in millions)
3Q03 - 23.4
4Q03 - 24.0
1Q04 - 24.6
2Q04 - 25.0
3Q04 - 25.7]

Service revenue rose by 4.4 percent compared to the same quarter in 2003. Sequentially, service revenues increased by 1.0 percent to $3.8 billion. When including equipment sales, revenues increased $198 million or 4.9 percent over third quarter last year. The revenue increase was the result of growth in total customers, as Cingular's expanding subscriber base offset the decline in average revenue per user.

Service ARPU for the quarter declined $2.65 year-over-year and 54 cents sequentially to $49.78. The decline was due to increased sales of rollover plans and higher minute national rate plans. However, Cellular/PCS data ARPU continued to increase. Widespread adoption of short-text messaging and other multimedia services drove cellular/pcs data ARPU to $1.75 from $1.47 in the second quarter.

During the third quarter, Cingular incurred $74 million of unusual costs related to the AT&T Wireless merger integration planning and a fair market value adjustment prior to the sale of Cingular Interactive. Excluding these items, Cingular's operating margin (operating income as a percentage of total revenue) was up 60 basis points compared to the third quarter of 2003, but declined 380 basis points relative to the second quarter of this year. Sequentially, record gross additions and increased

[Graphic inserted here
Cingular Wireless
Cellular/PCS Data ARPU
3Q03 - $0.89
4Q03 - $1.03
1Q04 - $1.10
2Q04 - $1.47
3Q04 - $1.75]

upgrades caused sales commissions and handset costs to rise - gross adds were approximately 17 percent higher than the second quarter, and upgrades were 7 percent of the total base versus 6 percent in the previous quarter. Systems costs related to higher gross additions also contributed to the sequential decrease in operating margin. Year-over-year, lower upgrade costs more than offset higher marketing and advertising expense.

Cingular continued its EDGE overlay during the third quarter, enabling high-speed wireless services for nearly all its markets. EDGE enhances GSM/GPRS data speeds by up to three times, offering customers peak downlink speeds of up to 230 kilobits per second. Cingular's EDGE product can now be accessed in markets comprising 90 percent of Cingular's covered POPs, and, when combined with AT&T Wireless, reaches more markets than any other high-speed domestic wireless service available today.

In the third quarter, Cingular began testing next-generation Universal Mobile Telecommunications System (UMTS) services in Atlanta. When combined with High Speed Downlink Packet Access (HSDPA), UMTS allows downlinks of up to 700 kilobits per second. In addition to enabling wireless delivery of bandwidth-intensive services like high-speed Internet access and full-motion video, UMTS will increase the voice capacity and efficiency of Cingular's underlying network.

Domestic Advertising & Publishing

BellSouth's Advertising & Publishing Group currently produces more than 500 Yellow Pages titles and distributes more than 61 million copies to residences, businesses and government agencies annually. Revenue from the Advertising & Publishing segment decreased 1.4 percent in the third quarter compared to the same period of last year. Excluding the seasonality of commission revenue, publishing revenues increased 1.1 percent sequentially. Revenue for directories published in the third quarter, which will be booked ratably over the next 12 months, increased 3.3 percent relative to the third quarter of 2003. Increases can be attributed to improvements in the economy, to growth of Internet search, and specialty products, and to successful sales execution of competitive strategies.

In 2004, RealPages.com, the company's online directory service, anticipates a 28 to 30 percent increase year-over-year in the number of online advertisers and an increase in the number of online searches, from 159 million in 2003 to over 200 million in 2004. The complementary relationship between print and online advertising continues to drive usage and enhance the value of Yellow Pages advertising.


Discontinued Operations - Latin America

BellSouth signed a definitive agreement in March 2004 to sell its interests in its 10 Latin American operations to Telefonica Moviles, the wireless affiliate of Telefonica, S.A. The purchase price is based on a total enterprise value of the 10 Latin American companies of $5.85 billion.

On October 14, 2004, the Company closed the sale of its wireless operations in Ecuador, Guatemala and Panama. BellSouth received $1.2 billion for its interest in the three properties and will recognize an after-tax gain of approximately $600 million, or approximately 33 cents per share in the fourth quarter of 2004. Pending required governmental approvals, the remaining seven properties are expected to close by the end of 2004.

Following GAAP, the Company's financial statements, as of September 30, 2004, reflect results for the Latin American segment in the line item titled Discontinued Operations. For the third quarter, BellSouth reported a loss from discontinued operations of 3 cents per share compared to income of 2 cents per share in the third quarter of 2003. Results for the third quarter of 2004 include an after-tax charge of approximately $190 million, or 10 cents per share, related to an agreement in principle with the other major shareholder of Telcel, our Venezuelan operation, where we would purchase its 21.8% interest in Telcel and settle all outstanding claims for an aggregate payment of $617 million. In accordance with our agreement with Telefonica Moviles, we will sell this interest for approximately $300 million.

3Q04 Results of Discontinued Operations
(100 percent of seven countries)

Operating revenue rose 23.1 percent year-over-year and 6.6 percent sequentially to $724 million. Net customer additions for the third quarter were 583,000.

Additional Details

Normalized Results

BellSouth's normalized revenue grew 0.4 percent in the third quarter of 2004 compared to the same quarter of 2003. The year-over-year revenue variance was driven by 4.8 percent growth at Cingular, a decline of 1.1 percent in the Communications Group and a 1.2 percent decline in the Advertising & Publishing group.

Total normalized cash operating expenses increased 2.6 percent compared to one year ago. The variance was driven primarily by increased cost of goods for retail long distance services, increased Cingular gross adds and increased labor costs impacted by contract driven raises, partially offset by lower force levels. Depreciation and amortization expense declined 2.7 percent, primarily driven by declining wireline capital spending over the past three years.

On September 28th, the Communications Workers of America (CWA) ratified BellSouth's new contracts. The new agreement, which covers approximately 44,000 BellSouth employees and expires on Aug. 8, 2009, will continue to give the Company the workforce planning flexibility it needs to respond to changing marketplace conditions. The longer-term 5-year agreement increases stability and certainty for employees, customers and investors. The terms of the retiree medical benefits plan included in its agreement with the CWA will result in a change in the calculation of its retiree medical obligation. This change will result in an increase to the retiree medical benefit obligation of approximately $3.5 billion which will be recognized over the average remaining service life of employees. The change will result in a reduction to net income in fourth quarter 2004 of approximately $60 million or 3 cents per share.

Normalized interest expense decreased 4.8 percent, driven by debt reduction in the past year. BellSouth's share of the purchase price for AT&T Wireless will be approximately $14.5 billion. This will be funded by accumulated cash, proceeds from asset sales, and debt. BellSouth issued $3.0 billion in long-term debt in September and approximately $7.8 billion in commercial paper in October to provide funds for the acquisition. Proceeds from the sale of Latin American assets and cash flow from operations will provide sufficient funds to reduce debt issued for the acquisition to approximately $6 billion. BellSouth will attain this level of incremental debt in 2005.

Capital expenditures for the third quarter were 768 million, a 7.7 percent increase compared to the third quarter of 2003. Year-to-date, capital expenditures as a percent of normalized revenues, excluding domestic wireless, were 14.2 percent.

[Graphic inserted here
Capex to Total Normalized
Operating Revenue
(percent)
2003 - 14.5%
3Q04YTD - 14.2%
(Capex and Normalized TOR both exclude domestic wireless)]

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; (v) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and, BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations web site, www.bellsouth.com/investor.

Complete financial statements and the earnings press release can be accessed at BellSouth's website, www.bellsouth.com/investor